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CONTACTS:
Cathy Jessup, CFO
The Topps Company, Inc.
212.376.0466

  or

Betsy Brod
212.750.5800


FOR IMMEDIATE RELEASE
---------------------


                   THE TOPPS COMPANY, INC. REPORTS FISCAL 2007
                             FIRST QUARTER EARNINGS

o     EARNED $0.04 PER DILUTED SHARE VS. $0.02 LAST YEAR

o     ACHIEVES CONSIDERABLE PROGRESS AGAINST STRATEGIC OBJECTIVES

o ESTIMATES FULL YEAR EARNINGS OF $0.25 TO $0.30 PER DILUTED SHARE BEFORE ONE-TIME CHARGES

NEW YORK, NY, JUNE 29, 2006 - THE TOPPS COMPANY, INC. (NASDAQ: TOPP) today reported financial results for the fiscal 2007 first quarter ended May 27, 2006.

Net sales in the fiscal 2007 first quarter were $81.0 million compared to $78.6 million last year. Weaker foreign currencies versus the prior year reduced 2007 first quarter sales by $1.0 million. Income from operations was $1.6 million compared to $507,000 in last year's first quarter. Net income in the fiscal 2007 first quarter was $1.6 million, or $0.04 per diluted share, versus $897,000, or $0.02 per diluted share, last year.

Net sales of the Entertainment segment increased 10.8% to $38.3 million in the fiscal 2007 first quarter from $34.5 million in the prior-year period. Both U.S. sports cards and European sports product sales were up significantly in the quarter. Company-driven initiatives to reduce product proliferation and create a strong product line up contributed to a dramatic increase in first quarter sales of U.S. sports cards. World Cup-related sticker products along with other collections featuring Pokemon, WWE, and Superman also contributed to Entertainment sales in the quarter. As expected, WizKids' comparative results continued to be affected by industry-wide softness in the gaming category.

Arthur T. Shorin, Chairman and CEO of Topps, noted, "The strategic importance of our new agreement with the Major League Baseball Players' Association and Major League Baseball Properties was evidenced by a 27% increase in first quarter sales within the

                                   ---more---
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baseball category alone. In addition to addressing the product proliferation issue, under the new agreement Topps has entered into a joint national advertising program aimed at bringing kids back into the market and is promoting its brand through 30 in-stadium baseball promotions."

Confectionery net sales were $42.7 million in the fiscal 2007 first quarter, a 3.0% decline compared to $44.0 million in last year's first quarter. Net sales in the period benefited from a successful Baby Bottle Pop line extension called 2DMax, the seasonal impact of a later Easter, and higher sales of Pokemon candy in Europe. Sales of Bazooka brand declined however, as the Company transitioned to its new supplier and began rolling out its revamped product line. Shipments of Grand Slam pre-packs, which pair confectionery items with baseball cards, were delayed to the second quarter, consistent with the new baseball agreement.

On June 1, 2006, Ms. Sherry Schultz joined Topps as Vice President and General Manager of the Company's Confectionery business. Ms. Shultz has over 25 years of marketing related experience as an executive in the confectionery industry, most recently as Vice President, Global Business Development at Adams.

Further commenting on the quarter, Mr. Shorin said, "We are also progressing against our strategic goals in the Confectionery segment. We have implemented a more disciplined new product development process, re-launched Bazooka, introduced new merchandising vehicles to broaden in-store distribution, and placed renewed emphasis on cost controls as can be seen through improved margins."

The Company recently implemented a headcount reduction program, which on an annualized basis, is expected to generate cost savings of approximately $3.3 million. The Company will take a one-time charge estimated at $1.7 million for severance and related costs in the second quarter of fiscal 2007. This is in addition to the $2.5 million in annualized savings resulting from the headcount reduction taken in September of 2005.

At May 27, 2006, the Company had $79.6 million in cash and marketable securities and no debt. In the first quarter, Topps paid its regular quarterly cash dividend to shareholders of $0.04 per share. The Company repurchased 574,979 shares of common stock at an average price of $8.47 per share during the period.

OUTLOOK

Topps is executing on its strategic plans for both the entertainment and confectionery businesses. Based on currently available information, the Company expects to achieve solid mid-single digit revenue growth in fiscal 2007 and significant margin improvement. Current expectations call for Topps to generate earnings of approximately $ 0.25 to $0.30 per diluted share in fiscal 2007.

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The Topps Company, Inc. will host a webcast of its earnings conference call today at 10:00 a.m., Eastern Time. Investors, analysts, and the media are invited to listen to the call live at www.topps.com. A replay of the webcast will be available on the Company's website for the next 60 days.

Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company's confectionery brands include "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops as well as "Bazooka" bubble gum. Topps entertainment products include trading cards, sticker album collections, and collectible games. For additional information, visit www.topps.com.

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.


                                 (Tables Follow)
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                    THE TOPPS COMPANY, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (amounts in thousands, except share and per share data)


                                                              (Unaudited)
                                                          Thirteen weeks ended
                                                        -----------------------
                                                        May 27,         May 28,
                                                          2006            2005
                                                        --------       --------

Net sales ........................................      $ 80,971       $ 78,584
Cost of sales ....................................        53,043         50,940
                                                        --------       --------
   Gross profit on sales .........................        27,928         27,644

Selling, general and administrative
  expenses .......................................        26,288         27,137
                                                        --------       --------
Income from operations ...........................         1,640            507

Interest income, net .............................           757            740
                                                        --------       --------
Income before provision for income taxes .........         2,397          1,247

Provision for income taxes .......................           760            285
                                                        --------       --------

   Net income from continuing operations .........         1,637            962

Loss from discontinued operations - net
  of tax .........................................           (32)           (65)
                                                        --------       --------

  Net income .....................................      $  1,605       $    897
                                                        ========       ========


Basic net income per share:

  - From continuing operations ...............         $   0.04         $   0.02

  - From discontinued operations .............             0.00             0.00
                                                       --------         --------
Basic net income per share ...................         $   0.04         $   0.02
                                                       ========         ========
Diluted net income per share:

  - From continuing operations ...............         $   0.04         $   0.02

  - From discontinued operations .............             0.00             0.00
                                                       --------         --------

Diluted net income per share: ................         $   0.04         $   0.02
                                                       ========         ========
Weighted average shares outstanding

  - Basic ....................................       39,499,000       40,455,000

  - Diluted ..................................       40,356,000       41,255,000
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                             THE TOPPS COMPANY, INC.
                      CONSOLIDATED BALANCE SHEET HIGHLIGHTS
                             (Amounts in Thousands)


                                                        As of           As of
                                                       May 27,      February 25,
                                                        2006             2006
                                                     ----------       ----------

Cash and Equivalents .......................          $ 27,545          $ 28,174

Short-term Investments .....................            52,071            53,269

Working Capital ............................           128,296           127,713

Net Property, Plant and ....................            10,854            11,028
Equipment

Total Assets ...............................           275,828           268,638

Shareholders' Equity .......................          $203,707          $204,636



                               SEGMENT INFORMATION
                             (Amounts in Thousands)
                                   (Unaudited)

                                                         THIRTEEN WEEKS ENDED
                                                        -----------------------
                                                         May 27,        May 28,
                                                           2006          2005
                                                        --------       --------

NET SALES

Confectionery ....................................      $ 42,709       $ 44,039

Entertainment Products ...........................        38,262         34,545
                                                        --------       --------

Total ............................................      $ 80,971       $ 78,584
                                                        ========       ========

OPERATING PROFIT NET OF DIRECT OVERHEAD

Confectionery ....................................      $  7,533       $  5,600

Entertainment Products ...........................         1,650          2,502
                                                        --------       --------

Total ............................................      $  9,183       $  8,102
                                                        ========       ========


RECONCILIATION OF OPERATING PROFIT TO
  INCOME BEFORE PROVISION FOR INCOME TAXES:

Total operating profit, net of direct
  overhead .......................................      $  9,183       $  8,102

Indirect overhead ................................        (6,418)        (7,283)

Other income, net ................................           240          1,058

Depreciation & amortization ......................        (1,365)        (1,370)
                                                        --------       --------
Income from operations ...........................         1,640            507

Interest income, net .............................           757            740
                                                        --------       --------
Income before provision for income taxes .........      $  2,397       $  1,247
                                                        ========       ========